UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:                 The Destination Funds
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

        1277 Treat Boulevard, #200, Walnut Creek, CA  94597
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Telephone Number (including area code):     (925) 935-2900


Name and address of agent for service of process:

                Michael A. Yoshikami, c/o Wiseum Associates, Inc.
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               1277 Treat Boulevard, #200, Walnut Creek, CA 94597
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes / x /     No /  /


                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Walnut Creek and state of California on the 14th day of January, 2005.

                                            THE DESTINATION FUNDS

                                            By:   /s/ Michael A. Yoshikami
                                                ------------------------------



Attest:  /s/ Wade R. Bridge
         ----------------------------------
         Wade R. Bridge, Assistant Secretary

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed below on its behalf by the undersigned, thereunto duly authorized, in the city of Walnut Creek and state of California on the 14th day of January, 2005.


                                            THE DESTINATION FUNDS

                                            By:   /s/ Michael A. Yoshikami
                                                ------------------------------
                                                President